Exhibit 10.4

EMPLOYMENT AND NON-COMPETITION AGREEMENT

BETWEEN

VANTAGE DRILLING COMPANY

AND

PAUL A. BRAGG

DATED JUNE 12, 2008

i

	3.14	Voluntary Termination by Employee and Termination for Cause: Benefits	13
	3.15	Termination Procedure	13
		A. Notice of Termination	13
		B. Date of Termination	13
		C. Mitigation	13

4.	DIRECTOR POSITIONS		14

5.	NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY		14
	5.1	Non-Competition During Employment	14
	5.2	Conflicts of Interest	14
	5.3	Non-Competition After Termination	14
	5.4	Non-Solicitation of Customers	15
	5.5	Non-Solicitation of Employees	15
	5.6	Confidential Information	15
	5.7	Original Material	16
	5.8	Return of Documents, Equipment, Etc.	16
	5.9	Reaffirm Obligations	16
	5.10	Prior Disclosure	16
	5.11	Confidential Information of Prior Companies	17
	5.12	Rights Upon Breach	17
		(a) Specific Performance	17
		(b) Accounting	17
	5.13	Remedies For Violation of Non-Competition or Confidentiality Provisions	17
	5.14	Severability of Covenants	18
	5.15	Court Review	18
	5.16	Enforceability in Jurisdictions	18
	5.17	Extension of Post-Employment Restrictions	18

6.	INDEMNIFICATION		18
	6.1	General	18
	6.2	Expenses	19
	6.3	Enforcement	19
	6.4	Partial Indemnification	19
	6.5	Advances of Expenses	19
	6.6	Notice of Claim	19
	6.7	Defense of Claim	19
	6.8	Non-exclusivity	20

7.	LEGAL FEES AND EXPENSES		20

8.	BREACH		20

9.	RIGHT TO ENTER AGREEMENT		21

ii

10.	COMPLIANCE WITH SECTION 409A	21
	10.2 Certain Definitions	21
	10.3 Delay in Payments	21
	10.4 Reformation	22

11.	ENFORCEABILITY	22

12.	SURVIVABILITY	22

13.	ASSIGNMENT	22

14.	BINDING AGREEMENT	22

15.	NOTICES	22

16.	WAIVER	23

17.	SEVERABILITY	23

18.	ARBITRATION	23

19.	ENTIRE AGREEMENT	24

20.	SECTION HEADINGS	24

21.	MODIFICATION OF AGREEMENT	24

22.	UNDERSTANDING OF AGREEMENT	24

23.	GOVERNING LAW	24

24.	WITHHOLDING	24

25.	JURISDICTION AND VENUE	25

26.	NO PRESUMPTION AGAINST INTEREST	25

iii

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This Employment and Non-Competition Agreement (“Agreement”) is entered into as of the 12th day of June, 2008 (the “Effective Date”), between Vantage Drilling Company, a Cayman islands corporation (“Company”), and Paul A. Bragg (“Employee” or “Executive”).

RECITALS:

WHEREAS, Executive is to be employed as an integral part of its management who participates in the decision-making process relative to short and long-term planning and policy for the Company, will serve on the Company’s Executive Management Committee;

WHEREAS, the Company desires to obtain assurances from the Executive that he will devote his best efforts to the Company and will not enter into competition with the Company, solicit its customers, or solicit employees of the Company after termination of his employment;

WHEREAS, Executive will serve as a key employee with special and unique talents and skills of peculiar benefit and importance to the Company; and

WHEREAS, Executive is desirous of committing himself to serve on the terms herein provided; and

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

1.                                                                                                                                      EMPLOYMENT TERM AND DUTIES

1.1          Term of Employment.  Effective as of the Effective Date, the Company hereby agrees to employ Executive as its Chief Executive Officer, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring as of June 12, 2010 (the “Basic Term”) (unless sooner terminated as hereinafter set forth). The Basic Term shall be automatically extended for successive terms of one (1) year commencing on each Anniversary of the Effective Date thereafter (each such date being a “Renewal Date”), so as to terminate one (1) year from such Renewal Date, unless and until at least ninety (90) days prior to a Renewal Date either party hereto gives written notice to the other that the Term should not be further extended after the next Renewal Date (a “Notice of Non-Renewal”), in which event the Termination Date shall not be less than one (1) year following receipt of the Notice of Non-Renewal.

1.2          Duties as Employee of the Company.  Executive shall, subject to the supervision of the Board, have general executive management and control of the Company in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities.  Executive shall devote his normal and regular business time, attention and skill to diligently attending to the business of the Company during the Basic Term. During the Basic Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the Chairman of the Board.  Notwithstanding the foregoing, it shall not be a violation of the Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments so long as such activities do not materially interfere or conflict with the performance of his duties to the Company hereunder.  The conduct of such activity shall not be deemed to materially interfere or conflict with Executive’s performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

1.3          Place of Performance.  During the Employment Period, the Company shall maintain its executive offices in Houston, Texas, and the Executive shall not be required to relocate to any other location.  During the Employment Period, the Company shall provide the Executive with an office and staff and other such facilities and services as shall be suitable to Executive’s position and adequate for the performance of Executive’s duties hereunder.

1.4          Fiduciary Duty.  Executive acknowledges and agrees that he owes a fiduciary duty to the Company, and further agrees to make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not act for his own benefit concerning the subject matter of his fiduciary relationship.

1.5          Compliance.  Executive agrees that he will not take any action which he knows would not comply with United States law as applicable to Executive’s employment, including, but without limitation to the Foreign Corrupt Practices Act.

2.                                                                                                                                      COMPENSATION AND RELATED MATTERS

2.1          Base Salary.  Executive shall receive a base salary (the “Base Salary”) paid by the Company at the annual rate of Five Hundred Thousand ($500,000.00) U.S., payable not less frequently than in substantially equal monthly installments, with the opportunity to increases, from time to time thereafter which are in accordance with the Company’s regular executive compensation practices.

2.2          Bonus Payments.  For each full fiscal year of the Company that begins and ends during the Employment Period, and for the portion of the fiscal year of the Company that begins in 2008 (“Fiscal Year 2008”), the Executive shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) (the “Annual Bonus”) based on the achievement by the Company of performance goals established by the Compensation Committee for each such fiscal year (or portion of Fiscal Year 2008).  The Compensation Committee shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied.  For purposes of this Agreement, net earnings per share is defined as the Company’s consolidated net earnings per share as reported in the Company’s Annual Report on Form 10-K.  The Executive’s annual bonus potential target shall not be less than one hundred percent (100%) of Base Salary.

2.3          Expenses.  During the Basic Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and procedures established by the Compensation Committee for the Company’s senior executive officers in performing services hereunder, provided that Executive properly accounts for such expenses in accordance with the Company’s policies and procedures.

2.4          Automobiles.  The Company shall provide the Executive with an automobile allowance of $750.00 per month consistent with the practices of the Company.

2.5          Business, Travel and Entertainment Expenses.  The Company shall promptly reimburse the Executive for all business, travel and entertainment expenses consistent with the Executive’s titles and the practices of the Company.

2.6          Vacation.  The Executive shall be entitled to four (4) weeks of vacation per year. Vacation not taken during the applicable fiscal year (but not in excess of two (2) weeks) shall be carried over to the next following fiscal year.

2.7          Welfare, Pension and Incentive Benefit Plans.  During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time-to-time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time-to-time by the Company for the benefit of its senior executives, other than any annual cash incentive plan.

2.8          Dues.  During the Employment Period, the Company shall pay or promptly reimburse the Executive for annual dues for membership in professional organizations relevant to Executive’s job responsibilities.

2.9          Other Benefits.  Executive shall be entitled to participate in or receive benefits under any compensatory employee benefit plan or other arrangement made available by the Company now or in the future to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 2.1 of this Agreement.  The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health and accident plan, or any other similar plan or arrangement) that would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to substantially all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company.  The Company shall recommend that Executive receive an annual award of restricted stock and/or stock options in Vantage Drilling Company in the amount of approximately Two Million One Hundred Thousand Dollars ($2,100,000) based on market studies of industry executives, but Executive recognizes and agrees that future years could vary significantly as market conditions and industry compensation trends change.  If there is a Change of Control (as herein defined), any Stock Awards (as herein defined) which Executive has received under this Agreement shall vest immediately.

2.10        Perquisites.  Executive shall be entitled to receive the perquisites and fringe benefits appertaining to an executive officer of the Company, in accordance with any practice established by the Compensation Committee.  In addition to the other benefits provided in this Agreement, Executive and his family shall be entitled to receive medical insurance as that may be provided under the Company’s group program, as such group program may be changed from time-to-time in the future, and Executive shall be entitled to continue to be covered by such group program or, if not permitted under the terms of the group program, then the Company shall provide Executive with a medical insurance policy providing substantially similar benefits as to the group program, for the period ending on the date of the later to die of Executive or, if Executive is married on the date of his death, Executive’s spouse.  Executive shall be entitled to receive the medical benefits defined herein at no cost to the Executive.  However, Executive’s rights pursuant to this subsection shall be void if Executive is terminated for Cause or if Executive voluntarily terminates his employment.

2.11        Proration.  Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

2.12        Intentionally left blank.

2.13        Additional Payments.

(a)           Excise Tax; Gross-Up Payment.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise

Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)           Accounting Firm Determinations.  All determinations required to be made under this Section 2.13, including whether and when Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a reputable accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control of the Company, the Executive shall appoint another reputable accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five (5) days after the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to this Section and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and any applicable penalty that has occurred and the amount of any such Underpayment and any applicable penalty shall be promptly paid by the Company to or for the benefit of the Executive.

(c)           Notification of Claims.  The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than thirty (30) days after the Executive actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

1.             give the Company any information reasonably requested by the Company relating to such claim;

2.             take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

3.             cooperate with the Company in good faith in order to effectively contest such claim; and

4.             permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           Refund.  If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           Insurance.  The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon the Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest.  The Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by completing, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

3.                                                                                                                                      TERMINATION

3.1          Definitions.

A.              “Cause” shall mean:

(i)              Material dishonesty which is not the result of an inadvertent or innocent mistake of Executive with respect to the Company or any of its subsidiaries;

(ii)           Willful misfeasance or nonfeasance of duty by Executive intended to injure or having the effect of injuring in some material fashion the reputation, business, or business relationships of the Company or any of its subsidiaries or any of their respective officers, directors, or employees;

(iii)          Material violation by Executive of any material term of this Agreement;

(iv)          Conviction of Executive of any felony, any crime involving moral turpitude or any crime other than a vehicular offense which could reflect in some material fashion unfavorably upon the Company or any of its subsidiaries; or

(v)           Violation of Sections 1.3 or 1.4 above.

3.1.2       Notice to Cure.  Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Board supplying the particulars of Executive’s acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the Board, with his attorney if so desired by

Executive, and following which the Board by action of not less than two-thirds of its members furnishes to Executive a written resolution specifying in detail its findings that Executive has been terminated for Cause as of the date set forth in the notice to Executive.

3.1.3         A.          For purposes of this Agreement, no act or failure to act by the Executive shall be considered “willful” if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company or one or more of its businesses, or such failure to act is due to the Executive’s good faith belief that such action would be materially harmful to the Company or one of its businesses.  Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board (excluding the Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days’) notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that “Cause” exists, and specifying the particulars thereof in detail.  This Section shall not prevent the Executive from challenging in an arbitration proceeding the Board’s determination that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

B.            A “Change of Control” shall be deemed to have occurred if:

(i)            A reverse merger involving the Company or the Parent in which the Company or the Parent, as the case may be, is the surviving corporation but the shares of common stock of the Company or the Parent (the “Common Stock”) outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the Parent immediately prior to the completion of such transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of the surviving entity or, if more than one entity survives the transaction, the controlling entity; or

(ii)           Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the Company’s then outstanding voting common stock; or

(iii)          At any time during the period of three (3) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the Board (and any new director whose election by the Board or whose nomination for election by the Company’s shareholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(iv)          The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of the Company prior to such consolidation or merger, and (b) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

(v)           The shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

C.            A “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 180 consecutive days, or 180 days in a 365-day period, as a result of incapacity due to mental or physical illness which results in the Executive being unable to perform the essential functions of his position, with or without reasonable accommodation.

D.            A “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i)            Following a Change of Control, a material alteration in the nature or status of Executive’s title, duties or responsibilities, or the assignment of duties or responsibilities inconsistent with Executive’s status, title, duties and responsibilities;

(ii)           A failure by the Company to continue in effect any employee benefit plan in which Executive was participating, or the taking of any action by the Company that would adversely affect Executive’s participation in, or materially reduce Executive’s benefits under, any such employee benefit plan, unless such failure or such taking of any action adversely affects the senior members of corporate management of the Company generally to the same extent;

(iii)          A relocation of the Company’s principal offices, or Executive’s relocation to any place other than the principal executive offices, exceeding a distance of fifty (50) miles from the Company’s current executive office located in Houston, Texas, except for reasonably required travel by Executive on the Company’s business;

(iv)          Any material breach by the Company of any provision of this Agreement;

(v)           Any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company; or

(vi)          The Company provides written notice of non-renewal to the Executive.

However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected by the Company within thirty (30) days of its receipt of written notice of such matter from Executive, and in no event shall a termination by Executive occurring more than ninety (90) days following the date of the event described above be a termination for Good reason due to such event.

3.2          Termination Date.  “Termination Date” shall mean the date Executive is terminated for any reason pursuant to this Agreement.

3.3          Constructive Termination Without Cause.  “Constructive Termination Without Cause” shall mean: Notwithstanding any other provision of this Agreement, the Executive’s employment under this Agreement may be terminated during the Term by the Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events shall occur without the written consent of the Executive: (i) a reduction in the Executive’s fixed salary; (ii) the failure of the Company to continue to provide the Executive with office space, related facilities and secretarial assistance that are commensurate with the Executive’s responsibilities to and position with the Company; (iii) the notification by the Company of the Company’s intention not to observe or perform one or more of the obligations of the Company under this Agreement; or (iv) the failure by the Company to indemnify, pay or reimburse the Executive at the time and under the circumstances required by this Agreement.  Any such termination pursuant to this Section shall be made by the Executive providing written notice to the Company specifying the event relied upon for such termination and given within sixty (60) days after such event.  Any constructive termination pursuant to this Section shall be effective sixty (60) days after the date the Executive has given the Company such written notice setting forth the grounds for such termination with specificity; provided, however, that the Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within sixty (60) days after such notice the action constituting such ground for termination has been cured and is no longer continuing.

3.4          Termination Without Cause or Termination For Good Reason or Constructive Termination Without Cause: Benefits.

3.5          Base Salary and Annual Bonus.  For a period of thirty six (36) months after the Termination Date, Base Salary and Annual Bonus (as such terms are defined herein) at the rate, and payable quarterly unless such termination is by the Company without Cause, in which even such amount of Base Salary and Annual Bonus shall be paid in a lump sum within ten (10) days of the Termination Event.

3.6          Stock Awards.  If there is a Change of Control or if there is a Termination Event, any stock or stock option award issued pursuant to the 2007 Long Term Incentive Compensation Plan (“Stock Awards”) which Executive has received under this Agreement shall vest immediately and, if there is a Termination Event, all such Stock Awards shall be exercisable from the date of such Termination Event for the remainder of their term.

3.7          Other Benefits.  To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice, or contract or agreement of the Company and its affiliated companies for the period of time equal to the remainder of the Basic Term (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).  Without limiting the preceding sentence and without limiting any other provision of this Agreement, through the remaining Basic Term, but under no condition less than one (1) year, the Company, at its sole expense, shall continue to provide (through its own plan and/or individual policies) Executive (and Executive’s dependents) with health benefits no less favorable than the group health plan benefits provided during such period to any senior executive officer of the Company or any affiliated company (to the extent any such coverage or benefits are taxable to Executive by reason of being provided under a self-insured health plan of the Company or an affiliate, the Company shall make Executive “whole” for the same on an after-tax basis).  In any event, the Other Benefits provided for pursuant to this Section shall be secondary to any benefits and coverage Executive (or his dependents) receive from another employer.

3.8          Expenses.  All accrued compensation and unreimbursed expenses through the Termination Date.  Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

3.9          Mitigation.  Executive shall be free to accept other employment during such period, subject to the limitation as set forth in Section 5 of this Agreement and there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 3, and there shall be no offset in any compensation received from such other employment against the Base Salary set forth above.

3.10        Maximum Payments.  It is the objective of this Agreement to maximize the Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Section are subject to excise tax under Section 4999 of the Code.  Therefore, in the event it is determined that any payment or benefit by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Section or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program or arrangement of the Company, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall first make a calculation under which such payments or benefits provided to the Executive under this Agreement are reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “4999 Limit”).  The Company shall then compare (x) the Executive’s Net After-Tax Benefit assuming application of  the 4999 Limit with (y) the Executive’s Net After-Tax Benefit without the application of the 4999 Limit and the Executive shall be entitled to the greater of (x) or (y).

3.11        Net After-Tax Benefit.  “Net After-Tax Benefit” shall mean the sum of (i) all payments and benefits which the Executive receives or is then entitled to receive from the Company, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Executive (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  The determination of whether a payment or benefit constitutes an excess parachute payment shall be made by tax counsel selected by the Company and reasonably acceptable to the Executive. The costs of obtaining this determination shall be borne by the Company.

3.12        Termination In Event of Death: Benefits.  If Executive’s employment is terminated by reason of Executive’s death during the Basic Term, this Agreement shall terminate, except as provided herein, without further obligation to Executive’s legal representatives under this Agreement, other than for payment of all accrued compensation, unreimbursed expenses, the timely payment or provision of Other Benefits through the date of death, one (1) year’s Base Salary, and such cash or stock bonus as Executive would otherwise have been awarded in year if Executive’s death had not occurred.  Such amounts shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within ninety (90) days after the date of death.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section shall include, without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of other executive level employees of the Company under such plans, programs, practices, and policies relating to death benefits, if any, as in effect with respect to other executives and their beneficiaries at any time during the 120-day period immediately preceding the date of death.  Additionally, all Stock Awards shall be vested immediately and shall be exercisable for the greater of one year after the date of such vesting or the remaining term of such option.

3.13        Termination In Event of Disability: Benefits.  If Executive’s employment is terminated by reason of Executive’s Disability during the Basic Term, this Agreement shall continue in full force for a period of one (1) year following such Disability and if such Disability occurs on or after June 1 of any year Executive shall be entitled to the same cash or stock bonus in such year that Executive would have been awarded if such Disability had not occurred. In addition, all outstanding Stock Awards shall vest immediately upon such termination due to Disability.

3.14        Voluntary Termination by Employee and Termination for Cause: Benefits. Executive may terminate his employment with the Company without Good Reason by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date and also vesting awards that would have vested but for this acceleration of the proposed Termination Date and also vesting awards that would have vested but for this acceleration of the proposed Termination Date.  Upon such a termination by Executive, except as provided in Section 5, or upon termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to Executive all accrued compensation, unreimbursed expenses and the Other Benefits through the Termination Date.  Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the date of termination.  In addition, all unvested stock options shall terminate and all vested options will terminate one hundred twenty (120) days after the Termination Date.

3.15        Termination Procedure.

A.            Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than pursuant to Section 3.5) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.

B.            Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3.13, thirty (30) days after the date of receipt of the Notice of Termination (provided that the Executive does not return to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

C.            Mitigation.  The Executive shall not be required to mitigate damages with respect to the termination of his employment under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due the Executive under this Agreement on account of subsequent employment except as specifically provided in this Agreement. Additionally, amounts owed to the Executive under this Agreement shall not be offset by any claims the Company may have against the Executive, and the Company’s obligation to make the payments provided for in this Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

4.                                                                                                                                      DIRECTOR POSITIONS

Executive agrees that upon termination of employment, for any reason, at the request of the Chairman of the Board, he will immediately tender his resignation from any and all Board positions held with the Company and/or any of its subsidiaries and affiliates. If Executive remains as a director, at the election of the Board, after such termination, Executive shall be compensated as an outside director.

5.                                                                                                                                      NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY

The Company shall provide Executive with its trade secrets, goodwill, and confidential information of Company and contact with the Company’s customers and potential customers.  Executive also recognizes and agrees that the benefit of not being employed at-will, is provided in consideration for, among other things, the agreements contained in this Section, as well as the Stock Awards granted to Executive pursuant to this Agreement.  Executive agrees that the business of the Company is highly competitive and that the trade secrets, goodwill, and confidential information of the Company is of primary importance to the success of the Company.  In consideration of all of the foregoing, and in recognition of these conditions, and specifically for being provided trade secrets, goodwill, and confidential information, Executive agrees as follows:

5.1          Non-Competition During Employment.  Executive agrees during the Basic Term he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or became affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offer or performs services, or offers or provides products substantially similar to the services and products provided by Company.

5.2          Conflicts of Interest.  Executive agrees that during the Basic Term, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Chairman of the Company as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which might in Executive’s good faith judgment reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

5.3          Non-Competition After Termination.  In further consideration of the Company providing Employee confidential information, executive agrees that Executive shall not, at any time during the period of one (1) year after termination within the geographic area as defined by this Section 5 that the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive’s employ, engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, services, or development on which Executive worked or with respect to which Executive had access to Confidential Information while employed by the Company.  It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid. For purposes of this Section 5.3, the geographic area shall apply to the territory or country where the Company conducts operations.

5.4          Non-Solicitation of Customers.  In further consideration of the Company providing Employees confidential information, Executive further agrees that for a period of one (1) year after termination, he will not solicit or accept any business from any customer or client or prospective customer or client with whom Executive dealt or solicited while employed by Company during the last twelve (12) a months of his employment.

5.5          Non-Solicitation of Employees.  Executive agrees that for the duration of the Basic Term, and for a period of one (1) year after the termination of the Basic Term, he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Company to work for Executive or for another entity, firm, corporation, or individual.

5.6          Confidential Information.  Executive further agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company.  This Section shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement.  Executive shall continue to be obligated under the Confidential Information Section of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available.  Executive’s obligations under this Section with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately.  It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Company. Confidential Information is defined to include information: (1) disclosed to or known by the Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to the Company’s trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

5.7          Original Material.  The Executive agrees that any inventions, discoveries, improvements, ideas, concepts or original works of authorship relating directly to the Company Business, including without limitation information of a technical or business nature such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business or the actual or anticipated areas of research and development of the Company and its divisions and affiliates, whether or not protectable by patent or copyright, that have been originated, developed or reduced to practice by the Executive alone or jointly with others during the Executive’s employment with the Company shall be the property of and belong exclusively to the Company. The Executive shall promptly and fully disclose to the Company the origination or development by the Executive of any such material and shall provide the Company with any information that it may reasonably request about such material.  Either during the subsequent to the Executive’s employment, upon the request and at the expense of the Company or its nominee, and for no remuneration in addition to that due the Executive pursuant to the Executive’s employment by the Company, but at no expense to the Executive, the Executive agrees to execute, acknowledge, and deliver to the Company or its attorneys any and all instruments which, in the judgment of the Company or its attorneys, may be necessary or desirable to secure or maintain for the benefit of the Company adequate patent, copyright, and other property rights in the United States and foreign countries with respect to any such inventions, improvements, ideas, concepts, or original works of authorship embraced within this Agreement.

5.8          Return of Documents, Equipment, Etc.  All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

5.9          Reaffirm Obligations.  Upon termination of his employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

5.10        Prior Disclosure.  Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

5.11        Confidential Information of Prior Companies.  Executive will not disclose or use during the period of his employment with the Company any proprietary or Confidential Information or Copyright Works which Executive may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Executive’s memory or embodied in a writing or other physical form

5.12        Rights Upon Breach.  If the Executive breaches, any of the provisions contained in Section 5 of this Agreement (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(a)           Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

(b)           Accounting.  The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

5.13        Remedies For Violation of Non-Competition or Confidentiality Provisions. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of any of the obligations and covenants made by Employee herein, it is agreed that:

(a)           the skills, experience and contacts of Employee are of a special, unique, unusual and extraordinary character which give them a peculiar value;

(b)           because of the business of the Company, the restrictions agreed to by Employee as to time and area contained in the Agreement are reasonable; and

(c)           the injury suffered by the Company by a violation of any obligation or covenant in the Agreement resulting from loss of profits created by (i) the competitive use of such skills, experience contacts and otherwise and/or (ii) the use or communication of any information deemed confidential herein will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in the Agreement, accordingly:

(i)            the Company shall be entitled to injunctive relief to prevent violations thereof and prevent Employee from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent Employee from divulging any confidential information; and

(ii)           compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to employee, subject to the other provisions hereof.

(d)           employee waives any objection to the enforceability of the restrictive covenants and agrees to be estopped from denying the legality and enforceability of these provisions.

5.14        Severability of Covenants.  The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

5.15        Court Review.  If any court determines that any of the Restrictive Covenants, or any part thereof is unenforceable because of the duration or geographical scope of or scope of activities restrained by, such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

5.16        Enforceability in Jurisdictions.  The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

5.17        Extension of Post-Employment Restrictions.  In the event Executive breaches Section 5 above, the restrictive time periods contained in those provisions will be extended by the period of time Executive was in violation of such provisions.

6.                                                                                                                                      INDEMNIFICATION

6.1          General.  The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive is or was a trustee, director or officer of the Company, the Company, or any predecessor to the Company (including any sole proprietorship owned by the Executive) or any of their affiliates or is or was serving at the request of the Company, the Company, any predecessor to the Company (including any sole proprietorship owned by the Executive), or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Texas law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

6.2          Expenses.  As used in this Section, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

6.3          Enforcement.  If a claim or request under this Section 6 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring an arbitration claim against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit.  All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Texas law.

6.4          Partial Indemnification.  If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

6.5          Advances of Expenses.  Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

6.6          Notice of Claim.  The Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement.  In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

6.7          Defense of Claim.  With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(a)           The Company will be entitled to participate therein at its own expense.

(b)           Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary.  The Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

(c)           The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.  The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Executive without the Executive’s written consent. Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

6.8          Non-exclusivity.  The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 6 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

7.                                                                                                                                      LEGAL FEES AND EXPENSES

If any contest or dispute shall arise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive in connection with such contest or dispute, but only if the Executive prevails to a substantial extent with respect to the Executive’s claims brought and pursued in connection with such contest or dispute.  Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses. The Company shall advance the Executive reasonable attorney’s fees during any arbitration proceedings if brought by the Executive, up to but not to exceed Three Hundred Thousand Dollars ($300,000.00).

8.                                                                                                                                      BREACH

Executive agrees that any breach of restrictive covenants above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Executive.  Nothing herein, however, shall be construed as limiting Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

9.                                                                                                                                      RIGHT TO ENTER AGREEMENT

Executive represents and covenants to Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.

10.                                                                                                                               COMPLIANCE WITH SECTION 409A

10.1        It is the intention of the Company and the Executive that this Agreement not result in unfavorable tax consequences to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company and the Executive acknowledge that Section 409A of the Code was enacted pursuant to the American Jobs Creation Act of 2004, generally effective with respect to amounts deferred after January 1, 2005, and only limited guidance has been issued by the Internal Revenue Service with respect to the application of Code Section 409A to certain arrangements, such as this Agreement.  The Internal Revenue Service has indicated that it will provide further guidance regarding interpretation and application of Section 409A of the Code during 2005. The Company and the Executive acknowledge further that the full effect of Section 409A of the Code on potential payments pursuant to this Agreement cannot be fully determined at the time that the Company and the Executive are entering into this Agreement. The Company and the Executive agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending the Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Company shall not be required to assume any increased economic burden.

10.2        Certain Definitions.  As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

(a)           “affiliate” means any person controlled by or under common control with the Company but shall not include any stockholder or director of the Company, as such.

(b)           “person” means any individual, corporation, partnership, limited liability company, firm, joint company, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

10.3        Delay in Payments.  Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or Treasury guidance promulgated thereunder (the “Code”) and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six months following the date of Executive’s termination of employment with the Company, at which time any such delayed amounts will be paid to Executive in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Executive’s termination of employment with the Company, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A.

10.4        Reformation.  If any provision of this Agreement would cause Executive to occur any additional tax under Code Section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provision of Code Section 409A.

11.                                                                                                                               ENFORCEABILITY

The agreements contained in the restrictive covenant provisions of this Agreement are independent of the other agreements contained herein.  Accordingly, failure of the Company to comply with any of its obligations outside of such Sections do not excuse Executive from complying with the agreements contained herein.

12.                                                                                                                               SURVIVABILITY

The agreements contained in Sections 5 shall survive the termination of this Agreement for any reason.

13.                                                                                                                               ASSIGNMENT

This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place.  Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

14.                                                                                                                               BINDING AGREEMENT

Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

15.                                                                                                                               NOTICES

All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party,

or by transmission by facsimile to the number set forth below.  Notice deposited in the manner described hereinabove, shall be effective upon deposit.  Notice given in any other manner shall be effective only if and when received:

If to Executive:

Paul A. Bragg

6435 Vanderbilt Street

Houston, Texas 77005

If to Company:

with a copy (which shall not constitute notice) to:

Vantage Drilling Company

777 Post Oak Blvd., Suite 610

Houston, Texas 77056

16.                                                                                                                               WAIVER

No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3.2 hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

17.                                                                                                                               SEVERABILITY

If any provision of this Agreement is determined to be void invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

18.                                                                                                                               ARBITRATION

In the event any dispute arises out of Executive’s employment with or by the Company, or separation/termination therefrom, whether as an employee, which cannot be resolved by the Parties to this Agreement, such dispute shall be submitted to final and binding arbitration.  The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”).  If the Parties cannot agree on an arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking firm. The cost of the arbitration will be borne solely by the Company.  Arbitration of such disputes is mandatory and in lieu of any and all civil causes of action and lawsuits either party may have against the other arising out of Executive’s employment with Company, or separation therefrom.  Such arbitration shall be held in Houston, Texas.  This provision shall not, however, preclude the Company from obtaining injunctive relief in any court of competent jurisdiction to enforce Section 5 of this Agreement.

19.                                                                                                                               ENTIRE AGREEMENT

The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive’s employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.

20.                                                                                                                               SECTION HEADINGS

The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

21.                                                                                                                               MODIFICATION OF AGREEMENT

This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by the Executive and an officer or other authorized executive of Company.

22.                                                                                                                               UNDERSTANDING OF AGREEMENT

Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right to obtain advice from legal counsel of choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.

23.                                                                                                                               GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

24.                                                                                                                               WITHHOLDING

All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

25.                                                                                                                               JURISDICTION AND VENUE

With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction.  By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.

26.                                                                                                                               NO PRESUMPTION AGAINST INTEREST

This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EXECUTIVE

/s/ Paul A. Bragg
Paul A. Bragg

VANTAGE DRILLING COMPANY

By:	/s/ Douglas G. Smith
Name:	Douglas G. Smith
Title:	Chief Financial Officer